Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
NVR, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-29241) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-79951) on Form S-8 (for the NVR, Inc. 1998 Management Stock Option Plan), the registration statement (No. 333-56732) on Form S-8 (for the NVR, Inc. 2000 Broadly Based Stock Option Plan), the registration statement (No. 333-82756) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-166512) on Form S-8 (for the NVR, Inc. 2010 Equity Incentive Plan), the registration statement (No. 333-195756) on Form S-8 (for the NVR, Inc. 2014 Equity Incentive Plan) and the registration statement (No. 333-224629) on Form S-8 (for the NVR, Inc. 2018 Equity Incentive Plan) of our reports dated February 13, 2019, with respect to the consolidated balance sheets of NVR, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10‑K of NVR, Inc.
Our report refers to a change in the method of accounting for the excess tax benefit from stock option exercises.
KPMG LLP
McLean, Virginia
February 13, 2019